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                                                              Exhibit 18
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October 14, 1996


To the Board of Directors of Three D Departments, Inc.

Dear Sirs:



We have audited the financial statements included in the Company's Annual Report on Form 10-K for the year ended August 3, 1996 and have issued our report thereon dated October 14, 1996. Note 2 to the financial statements describes a change in the method of accounting for certain indirect costs incurred in the acquisition of merchandise inventories. It should be understood that the preferability of one acceptable method of accounting for indirect costs incurred in the acquisition of merchandise inventories over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgement. Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for indirect costs incurred in the acquisition of merchandise inventories in conformity with Accounting Principles Board Opinion No. 20.


Yours very truly,




PRICE WATERHOUSE LLP